EXHIBIT 12.1


                      Ratio of Earnings to Fixed Charges
                          (in Thousands of Dollars)

                                                                                  Partnerships Combined
                                                    ____________________________________________________________________________

                                                                                 Year Ended December 31,
                                                    _____________________________________________________________________________
                                                      1993              1994              1995             1996              1997
Earnings to Fixed Charges

Pre-tax income from continuing operations           (1,261)           (2,979)           26,857           9,924             36,673
Plus:
  Fixed charges
           Interest expense (debt and energy bank)  46,244            49,744            67,587          69,516             65,108
           Amorization of debt issuance costs        2,599             2,333             2,305           2,373              2,163
           1/3 Lease expense and equipment rental      138               149               108             122                126
                                                    _____________________________________________________________________________
                      Total fixed charges           48,981            52,226            70,000          72,011             67,397

Total earnings                                      47,720            49,247            96,857          81,935            104,070

Earnings to Fixed Charge Ratio                           _ (1)             _ (1)          1.38            1.14               1.54
                                                    =============================================================================

                                                                 Partnerships Combined               NE LP Pro Forma      NE LP
                                                    _____________________________________________________________________________

                                                        Three        Predecessor       Successor                         Three
                                                    Months Ended   Jan. 1, 1998 -   Jan. 14, 1998 -     Year Ended    Months Ended
                                                     March 31,     Jan. 13, 1998    March 31, 1998     December 31,     March 31,
                                                    ______________________________________________________________________________
                                                      1997            1998              1998              1997            1998
Earnings to Fixed Charges

Pre-tax income from continuing operations            13,052           2,909            10,022            (6,194)           7,626
Plus:
  Fixed charges
           Interest expense (debt and energy bank)   16,298           2,353            13,712            82,686           15,763
           Amorization of debt issuance costs           559              69                 -               605               72
           1/3 Lease expense and equipment rental        32               7                40               126               47
                                                    ______________________________________________________________________________
                      Total fixed charges            16,889           2,429            13,752            83,417           15,882

Total earnings                                       29,941           5,338            23,774            77,223           23,508

Earnings to Fixed Charge Ratio                         1.77            2.20              1.73              _ (1)            1.48
                                                    ==============================================================================

                                                                         ESI Tractebel      ESI Tractebel        ESI Tractebel
                                                           NE LP          Acquisition        Acquisition          Acquisition
                                                         Pro Forma         Pro Forma                               Pro Forma
                                                    _____________________________________________________________________________

                                                    Three Months Ended      Year Ended    Three Months Ended   Three Months Ended
                                                          March 31,        December 31,       March 31,            March 31,
                                                    _____________________________________________________________________________
                                                            1998               1997              1998                  1998
Earnings to Fixed Charges

Pre-tax income from continuing operations                  6,894                  14                 2                    4
Plus:
  Fixed charges
           Interest expense (debt and energy bank)        20,460              17,564             2,049                4,391
           Amorization of debt issuance costs                151                   _                 _                    _
           1/3 Lease expense and equipment rental             47                   _                 _                    _
                                                    _____________________________________________________________________________
                      Total fixed charges                 20,658              17,564             2,049                4,391

Total earnings                                            27,552              17,578             2,051                4,395

Earnings to Fixed Charge Ratio                              1.33                1.00              1.00                 1.00
                                                    =============================================================================

(1) The Partnerships' earnings for 1993 and 1994 and NE LP's Pro Forma earnings for 1997 were inadequate to cover fixed charges. The coverage deficiencies during 1993, 1994 and NE LP Pro Forma 1997 are $1.261 million, $2.979 million and $6.194 million, respectively.